EXHIBIT 16


                         Fees, Commissions and Expenses
                         ------------------------------


Commission filing fee for the
     Registration Statement on Form S-4                   $     693,355

New York Stock Exchange Listing Fee                       $       5,300

Legal Fees                                                $     430,000

Printing, Soliciting, Mailing and Broker Reimbursements   $     468,500

Stock Certificates                                        $      40,000

Miscellaneous                                             $     200,000

     Total                                                 $  1,837,155